Exhibit 99.1

SouthPeak Interactive Goes Public and Completes Institutional Financing To Accelerate Growth Strategy

One of the Fastest-Growing Videogame Publishers Trades on OTC Bulletin
Board Under Temporary Symbol "GSPA"

MIDLOTHIAN, Va., May 14 /PRNewswire-FirstCall/ -- SouthPeak Interactive Corporation (OTC Bulletin Board: GSPA, GSPAW, GSPAZ) today announced it has gone public through the completion of its transaction with Global Services Partners Acquisition Corp. Upon closing, Global Services changed its name to SouthPeak Interactive Corporation. Concurrently with the closing, SouthPeak completed an institutional financing.

"We are excited to enter the public markets and receive a very positive response from the investment community," said Melanie Mroz, CEO of SouthPeak. "The opportunity provided through this transaction positions SouthPeak to outpace the industry in terms of revenue and profit growth. We believe the combination of our strong product offering along with our unique business model will drive substantial shareholder value."

SouthPeak is a fast-growing videogame publisher with a unique production model that exclusively utilizes independent studios to source and produce innovative videogames. This model allows the company to leverage leading-edge development talent and minimize fixed overhead, thereby maximizing operational flexibility and profitability.

"With the videogame industry experiencing phenomenal growth, we are in a strong position to capitalize on the rapid market expansion," said Terry Phillips, Chairman of SouthPeak. "By securing lasting franchises and approaching the marketplace with a diverse platform strategy, we are able to take full advantage of every revenue opportunity."

The videogame industry is growing rapidly with U.S. videogame software sales expected to grow from $6.5 billion in 2006 to $13.6 billion in 2009, according to Goldman Sachs. Global videogame software sales are expected to grow to $55 billion by 2009 as reported by PriceWaterhouseCoopers.

About SouthPeak Interactive Corporation

SouthPeak Interactive Corporation develops and publishes interactive entertainment software for all current hardware platforms including: PLAYSTATION(R)3 computer entertainment system, PSP(R) (PlayStation(R) Portable) system, PlayStation(R)2 computer entertainment system, Xbox 360(TM) videogame and entertainment system, Wii(TM), Nintendo DS(TM) and PC. SouthPeak's games cover all major genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. SouthPeak's products are sold in retail outlets in North America, Europe, Australia and Asia. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and London, England. http://www.southpeakgames.com

This press release contains statements relating to future results that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These may differ materially from those projected or otherwise set forth. These risks and uncertainties include, but are not limited to: market conditions for SouthPeak's published videogames; market performance of SouthPeak's videogames and the related impact on revenue and funds inflows/outflows and operational risks. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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